U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 30, 2016

CARDINAL ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53923	26-0703223
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

500 Chestnut Street, Suite 1615 Abilene, TX	79602
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (325)-762-2112

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

On December 29, 2016, Cardinal Energy Group, Inc. (the “Company”) filed a Form 8-K in which it reported, in part, that it had 95,429,557 shares of common stock issued and outstanding. On or about December 30, 2016, the Company issued to each of Meyers Associates, L.P. (“Meyers”) and to Gregory R. Traina (“Traina”) 150,000,000 shares of its restricted common stock in connection with placement agent and other services rendered to the Company, resulting in a total issuance of 300,000,000 shares of restricted common stock.

The issuances of the above shares were exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the “Act”) pursuant to Section 4(a)(2) thereto not involving a public offering. Following the issuances and as of the date of this filing, the Company has a total of 395,429,557 shares of common stock issued and outstanding.

ITEM 5.01 Changes in Control of Registrant.

The issuance of the 300,000,000 million shares of common stock described in Item 3.02 above results in Meyers and Traina, collectively acquiring voting control of the Company, holding 59.36% of the voting power of all shares of capital stock outstanding. After the issuance of the new 300,000,000 shares of common stock, the Company has 395,429,557 shares of common stock and 1,000,000 shares of Series A Preferred Stock issued and outstanding, respectively. Each share of Series A Preferred Stock has voting rights equal to 110 votes per share. As a result of the transaction, the total outstanding voting power of the Company is 505,429,557 shares, with the new 300,000,000 shares of common stock representing 59.36% of the voting power of all shares of capital stock outstanding.

There were no arrangements or understandings among members of both the former and new control persons and their associates with respect to the election of directors or other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Dated: January 5, 2017	By:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer